Exhibit (a)(1)(H)

For Immediate Release

Copart Announces Preliminary Results of Its Tender Offer

Copart expects to acquire 6,262,579 shares at $36.00 per share

Dallas, TX (July 7, 2015) – Copart, Inc. (NASDAQ: CPRT) today announced the preliminary results of its modified “Dutch Auction” tender offer, which expired at 5:00 p.m., New York City time, on Monday, July 6, 2015.

Based on the preliminary count by the depositary for the tender offer, Copart expects to accept for payment an aggregate of 6,262,579 shares of its common stock at a purchase price of $36.00 per share. These shares represent approximately 4.9 percent of the shares issued and outstanding.

Based on the preliminary count by the depositary for the tender offer, an aggregate of 6,262,579 shares were properly tendered and not withdrawn at or below a price of $36.00, including 787,325 shares that were tendered through notice of guaranteed delivery.

The number of shares to be purchased and the price per share are preliminary. The determination of the final number of shares to be purchased and the final price per share is subject to confirmation by the depositary of the proper delivery of the shares validly tendered and not withdrawn. The actual number of shares validly tendered and not withdrawn and the final price per share will be announced following the completion of the confirmation process. Payment for the shares accepted for purchase will occur promptly thereafter. Payment for shares will be made in cash, without interest.

The self-tender offer was made pursuant to an Offer to Purchase and Letter of Transmittal, each dated June 4, 2015, in which the Company offered to purchase up to 13,888,888 shares at a price not greater than $36.00 per share and not less than $34.75 per share, filed with the Securities and Exchange Commission on June 4, 2015, as amended on June 24, 2015.

The information agent is Georgeson Inc. and the depositary is Computershare Trust Company, N.A. For questions and information regarding the tender offer, please call the information agent at 1-800-932-9864.

About Copart

Copart, founded in 1982, provides vehicle sellers with a full range of remarketing services to process and sell salvage and clean title vehicles to dealers, dismantlers, rebuilders, exporters and, in some states, to end users. Copart remarkets the vehicles through Internet sales utilizing its VB3 technology. Copart sells vehicles on behalf of insurance companies, banks, finance companies, fleet operators, dealers, car dealerships and others as well as cars sourced from the general public. The company currently operates in the United States and Canada (www.copart.com), the United Kingdom (www.copart.co.uk), Brazil (www.copart.com.br), Germany (www.copart.de), the United Arab Emirates and Bahrain (www.copartmea.com), and Spain (www.autoresiduos.com). Copart links sellers to more than 750,000 members in over 150 countries worldwide through its multi-channel platform. Copart was recently ranked at the top of Deloitte’s “Exceptional 100” list of companies, which reviewed U.S. publicly traded companies based upon a multidimensional approach to measuring financial performance. For more information, or to become a Member, visit www.copart.com.

Forward-Looking Statements

This press release contains forward-looking statements, as defined under the federal securities laws. These forward-looking statements include statements regarding Copart’s expectation regarding the number of shares to be purchased, the price at which such shares will be purchased, and the payment for shares related thereto. These forward-looking statements are not guarantees and are subject to risks, uncertainties and assumptions that could cause the actual number of shares to be purchased, or the price at which shares are ultimately purchased, to differ materially and adversely from the number and amount expressed in the forward-looking statements in this press release. Results may differ due to various factors, such as the possibility that stockholders may not tender their shares in the tender offer, or to other conditions to completion of the tender offer are not satisfied. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to Copart’s expectations as of the date hereof. Copart undertakes no obligation to update these forward-looking statements as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:	Wendy Ganey, Assistant to the Chief Financial Officer
972-391-5043 or wendy.ganey@copart.com